Exhibit 99.1

From: Marie Velasco [*****] On Behalf Of Neil F. McFarlane
Sent: Monday, October 11, 2021 3:42 AM
To: Adamas Employees All [*****]
Subject: Today's announcement that Supernus will acquire Adamas

Dear Team Adamas,

Today, we announced that Adamas has entered into an agreement for Supernus to acquire our company. Supernus shares our strategic vision to unlock the potential of our neurological therapies, reaching more patients who can benefit from our innovation.

The value placed on our company by Supernus is a direct result of the efforts of every member of Team Adamas – past and present - in successfully building our business. The ET and I would like to thank all of you for your dedication, continued focus and deep sense of purpose to make everyday life significantly better for people affected by neurological disorders.

We understand this news may come as a surprise to many and you will, no doubt, have many questions. We will do our best to answer your questions with the information we have to date and we are holding an all-employee Town Hall today at 8:30am PT where we will discuss this in more detail – you will shortly receive a calendar invitation.

Supernus is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. Alongside their other CNS products including those in ADHD, epilepsy and migraine, they have an established Parkinson’s disease platform through their Apokyn and Xadago products and development pipeline. Their mission, very much aligned with our own, is to improve the lives of patients suffering from CNS diseases.

So how did this agreement come about? As we have spoken about many times, we have been very active in working to grow our portfolio. During this time, we received unsolicited offers which our Board considered, in addition to a standalone strategy, as part of running a public company. Given the significant premium offered by Supernus, alongside their established presence and influence in neurology, the Board determined that accepting this offer was the best way to support both the next phase of our evolution, while unlocking value for our shareholders.

Today’s announcement means that Supernus and Adamas have signed an agreement for Supernus to acquire our company. There will now be a process of regulatory and other approvals before the deal is complete and the transition period begins. We expect this transaction to close in the fourth quarter of 2021.

Until the deal closes, it is business as usual at Team Adamas. Patient access to GOCOVRI and OSMOLEX ER will, as always, remains our top priority. During the coming weeks we will work with Supernus to provide you with more information about their plans for integration. Until close it’s important to remember that you remain an Adamas employee, and Adamas and Supernus remain two separate companies. Please continue to treat Supernus and Supernus employees as you would any other third party, non-Adamas employee until close.

I look forward to speaking with you later – to recognize this achievement by an amazing team.

Neil

Additional Information and Where to Find It

The tender offer for the outstanding common stock of Adamas Pharmaceuticals, Inc. (“Adamas”) has not been commenced. This filing does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Adamas securities. At the time the tender offer is commenced, Supernus Pharmaceuticals, Inc. (“Supernus”) and Supernus Reef, Inc. (“Purchaser”), will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the U.S. Securities and Exchange Commission (the “SEC”) and thereafter, Adamas will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case, with respect to the tender offer. The solicitation and offer by Supernus to purchase shares of Adamas common stock will only be made pursuant to such Offer to Purchase and related materials. Once filed, investors and security holders are urged to read these materials (including the Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they will contain important information that Adamas investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and Adamas investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Supernus, Purchaser and Adamas with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Supernus and Purchaser file with the SEC will be made available to all investors and security holders of Adamas free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Adamas under the “Investors & Media” section of Adamas’ website at https://www.adamaspharma.com/.

Forward Looking Statements

This filing contains forward-looking statements.  These forward-looking statements are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “potential,” “seek,” “expect,” “goal” or the negative or plural of these words or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.

As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Adamas by Supernus may not be completed; the possibility that competing offers or acquisition proposals for Adamas will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Adamas common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Supernus’s or the Adamas’ business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of the Adamas’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied or waived; the possibility that the Adamas’ expectations as to the extent to which Adamas will be able to continue to commercialize GOCOVRI (amantadine) extended release capsules, OSMOLEX (amantadine) extended release tablets, and any of Adamas’ other products and product candidates may not be realized as anticipated; the possibility that the anticipated scope, rate of progress and cost of Adamas’ preclinical studies and clinical trials and other research and development that Adamas may pursue may not materialize; the possibility that Adamas’ estimates of its expenses, ongoing losses, future revenue, capital requirements and its needs for or ability to obtain additional financing may not be accurate; the possibility that Adamas’ expectations may not be met as to the sufficiency of its capital resources; the possibility that Adamas’ expectations may not be met as to its ability to obtain and maintain intellectual property protection for its products and any of its product candidates; the possibility that Adamas’ expectations may not be met as to the legal proceedings to which Adamas is party and related stays and terms of settlements; the possibility that Adamas’ anticipated receipt and timing of royalties from its collaborators may not be realized as anticipated; the possibility that Adamas’ expectations may not be met as to the revenues from its collaborations; the possibility that Adamas’ expectations may not met be as to Adamas’ ability to retain and recruit key personnel and third-party distributors; the possibility that Adamas’ expectations may not be met as to its anticipated financial performance; the possibility that Adamas’ expectations may not be met as to its anticipated developments and projections relating to its competitors or the industry in which Adamas operates; the possibility that unforeseen safety issues could emerge for GOCOVRI that could require Adamas to change the prescribing information, limit use of the product or result in litigation; the possibility that other manufacturers could obtain approval for generic versions of GOCOVRI or of products with which Adamas competes; the possibility that the third-party organizations that manufacture, supply and distribute GOCOVRI may fail to perform adequately or fulfill Adamas’ needs; the possibility that changes in healthcare law and implementing regulations may occur and may negatively impact Adamas’ ability to generate revenues or could limit or prevent Adamas’ products’ or product candidates’ commercial success; the possibility that regulatory filings or approvals for products or product candidates that Adamas or its partners develop are not made or granted as currently anticipated; the possibility that Adamas is not able to negotiate adequate pricing, coverage and adequate reimbursement for its products and product candidates with third parties and government authorities; the possibility of political, social and economic instability, natural disasters or public health epidemics in countries where Adamas or its collaborators conduct activities related to Adamas’ business; and a variety of other risks set forth from time to time in Supernus’ or Adamas’ filings with the SEC, including but not limited to the risks discussed in Supernus’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other filings with the SEC and the risks discussed in Adamas’ Annual Report on Form 10 K for the year ended December 31, 2020 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID 19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID 19 pandemic impacts Supernus’ and Adamas’ businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Supernus and Adamas disclaim any obligation to update any of these forward looking statements to reflect events or circumstances after the date hereof, except as required by law.

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